Exhibit 2.2

List of Schedules to the Agreement and Plan of Merger

The following is a list of the subject matter of the schedules to the Agreement and Plan of Merger, which schedules were omitted from Exhibit 2.1 pursuant to Item 6.01(b)(2) of Regulation S-K.

List of Subject Matters on Disclosure Schedules of First National Security Company

Schedule 1.1 – Individuals with Knowledge
Schedule 4.6 – Subsidiaries
Schedule 4.9 – Legal Proceedings
Schedule 4.10 – Undisclosed Material Liabilities
Schedule 4.11 – Contracts
Schedule 4.12 – Title to Assets; Condition of Assets
Schedule 4.14 – Taxes
Schedule 4.15 – Employee Benefit Plans
Schedule 4.17 – Insurance
Schedule 4.18(b) – Labor Matters
Schedule 4.24 – Loans
Schedule 6.1 – Covenants

List of Subject Matters on Disclosure Schedules of First Federal Bancshares of Arkansas, Inc.

Schedule 1.1 – Individuals with Knowledge
Schedule 5.6 – Subsidiaries
Schedule 5.7(c) – Financial Statements
Schedule 5.9 – Legal Proceedings
Schedule 5.10 – Undisclosed Material Liabilities
Schedule 5.11 – Contracts
Schedule 5.12 – Title to Assets; Condition of Assets
Schedule 5.14 – Taxes
Schedule 5.15 – Employee Benefit Plans
Schedule 5.17 – Insurance
Schedule 5.18(b) – Labor Matters
Schedule 5.21 – Agreements with Regulatory Agencies
Schedule 5.24 – Loans
Schedule 6.2 – Covenants